Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 29, 2019, is entered into by and between Jess Ravich (the “Executive”) and ALJ Regional Holdings, Inc. (the “Company”), and is effective as of the Effective Date (as defined below).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereafter set forth.

B.The Executive desires to continue such employment with the Company on such terms and conditions reflected herein.

NOW, THEREFOR, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment; Duties.

1.1Employment, Duties, Reporting.  The Company does hereby engage and employ the Executive to render services to the Company as its Chief Executive Officer. The Executive shall perform such other duties consistent with such position or as may be assigned to the Executive by the Board of Directors of the Company (the “Board”), to whom the Executive shall report.  The Executive’s business development duties will include but not be limited to:  (i) assist management of the Company’s three (3) existing businesses, Faneuil Inc. (“Faneuil”), Floors-N-More LLC (“Carpets”) and Phoenix Color Corp. (“Phoenix”, and together with Faneuil and Carpets, the “Legacy Businesses”), in the growth of their earnings, (ii) to source and acquire new businesses for the Company (the “New Businesses”) and (iii) such other duties as the Compensation, Nominating and Corporate Governance Committee (the “CNCG Committee”) of the Board may deem appropriate consistent with the Executive’s position. The Executive hereby agrees to render the services described above.  During the Term (as defined below), the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.2Location.  The duties to be performed by the Executive hereunder shall be performed in such locations as mutually agreed upon with the CNCG Committee and the Executive.

2.	Term of Employment.

The Executive’s employment under this Agreement shall commence on July 29, 2019 (the “Effective Date”) and shall continue until September 30, 2020 (the “Initial Term”), subject to earlier termination pursuant to Section 4; provided, however, that following the end of the Initial Term or any Extended Term (as defined below), the Executive’s employment shall be automatically extended for an additional two (2)-year term (the “Extended Term”), unless either the Company or the Executive provides thirty (30)-days’ prior written notice of non-renewal. The Executive shall remain subject to the restrictive covenants set forth in Section 5 for the Restricted Period (as defined below). The Initial Term and any Extended Term shall collectively be referred to as the “Term”.

3.	Compensation; Benefits.

3.1Salary.  During the Term, the Executive’s base salary shall be at annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000) (commencing as of the Effective Date), paid in accordance with the Company’s normal payroll practices in effect from time to time and less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”); provided that, at the Company’s sole discretion (which decision must be approved by the CNCG Committee), up to One Hundred Fifty Thousand Dollars ($150,000) of the Base Salary may be paid in the form of Company stock delivered in twelve equal installments on the last day of each month and at a price per share equal to the NASDAQ closing price of the Company’s stock on the date of issuance. In the event that the CNCG Committee, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

3.2Incentive Compensation.   The Executive shall be eligible to earn annual incentive compensation (the “Annual Bonus”) and potential sale bonuses (the “Realization Bonuses”), to be calculated as set forth in Appendix A herein. For purposes of illustration only, model calculations of the Annual Bonus and Realization Bonuses are also set forth in Exhibit A herein.

3.3Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the Company’s business expense policy, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers within sixty (60) days after such expenses have been incurred by the Executive; provided, however, that the Company shall pay or reimburse the Executive for business expenses actually incurred or paid by the Executive that are not covered by Company’s business expenses policy in an amount up to One Hundred And Seventeen Thousand Dollars ($117,000) for the Initial Term, and One Hundred Thousand Dollars ($100,000) or such other maximum amount for each fiscal year thereafter as determined by the CNCG Committee.

3.4Paid Time Off. The Executive shall be entitled to six (6) weeks of paid time off per calendar year.

3.5Benefits.  During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any Company sponsored plans, 401(k) plan, group insurance or other health and welfare benefit plans, as well as all benefits which the Company provides to its executive employees generally, which benefits may be amended, modified or terminated in the Company’s discretion.

4.	Termination.

4.1Cause.  The Company may, at any time, by written notice to the Executive, terminate the Executive’s employment for “Cause” (as defined below) and, upon such termination, the Term shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination.  In addition, all vested but unexercised Options (if any) as of the date of the termination for Cause shall lapse and be forfeited by the Executive within ten (10) days following the date of termination.

4.2Termination by Company without Cause or by the Executive for Good Reason.    If the Executive’s employment is terminated prior to the end of the Initial Term or the Extended Term by the Company without Cause or by the Executive for Good Reason (as defined below), the Executive shall receive (i) any earned but unpaid Base Salary or Annual Bonus and (ii) as severance pay, (a) the lesser of (x) Base Salary for a period of one year and (y) Base Salary through the end of the Initial Term or the Extended Term, as applicable, during which the termination takes place (the “Severance Period”) in accordance with the Company’s normal payroll practices, (b) continuation for the Severance Period of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits paid in full by the Company (provided that the Company shall not be required to pay any portion of the premium if such payment would result in additional taxes imposed on the Company) and (c) an Annual Bonus payment equal to an amount that is prorated for the period of Executive’s service during the year of termination and calculated based on actual EBITDA (as defined below) for the year of termination and paid when annual bonuses are paid to executives of the Company generally. The Executive shall have no further rights to any compensation or any other benefits under this Agreement except as required by applicable law.

4.3Termination by the Executive.  Except as provided in Section 4.2 for a resignation due to Good Reason, the Executive is required to provide the Company with thirty (30) days’ prior written notice of resignation. Subject to Section 4.2, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.4Release.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary, to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution, delivery and non-revocation of a general waiver and release, in such form as may be prepared by the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement, including but not limited to the restrictive covenants contained in Section 5 of this Agreement (the “Release Condition”). If the Executive is a “specified employee” within the meaning of Section 409A and as determined by the Company (a “Specified Employee”), any payment or benefit under this Agreement, or under any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A will not be paid or provided to the Executive until the earlier of (i) the first day following the six (6)-month anniversary of the Executive’s “separation from service” (as defined in , or (ii) the Executive’s death. No payments or benefits will be due or payable under this Agreement unless the Release Condition is timely met.

4.5Definitions.

4.5.1“Cause” means:  (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of, or plea of nolo contendere to, any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior if determined by a court of competent jurisdiction or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates.  A termination for Cause by the Company for any or the events described in clauses (i), (ii), (iv), and (ix) shall only be effective on fifteen (15) days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said fifteen (15)-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board or the CNCG Committee determines that its fiduciary obligation requires it to effect a termination of the Executive for Cause immediately.

4.5.2“Good Reason” means, without the advance written consent of the Executive: (i) a reduction in Base Salary, unless such reduction is made generally to other senior executives of the Company or (ii) a material reduction in the Executive’s title and/or responsibilities, provided, that a change in reporting responsibilities or a reduction in responsibilities that occurs solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute Good Reason and provided, further, that a termination by the Executive for Good Reason shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date the Executive became aware or should have become aware of such event, the Company fails to cure the circumstances giving rise to Good

Reason within thirty (30) days after such notice, and the Executive resigns within thirty (30) days after the expiration of the Company’s thirty (30)-day cure period.

4.5.3“EBITDA” means for any fiscal year of the Company, consolidated operating income for such fiscal year of the Company plus, without duplication and to the extent reflected as a charge in the statement of such operating income for such fiscal year, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) all restructuring costs (as defined under U.S. generally accepted accounting principles (“GAAP”)), (iv) fees paid to the Company’s external advisors in connection with acquisitions for the business (whether or not consummated) and (v) effects of changes in accounting policy and GAAP, in the case of clauses (i) through (iii) above, solely with respect to the Company, and minus without duplication and to the extent included in the statement of such operating income for such period, the sum of (a) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such operating income for such period, gains on the sales of assets outside of the ordinary course of business), (b) effects of changes in accounting policy and GAAP, and (c) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of operating income, in the case of clauses (a) through (c) above, solely with respect to the Company, all of the foregoing to be determined by the CNCG Committee.

4.6Section 409A.

4.6.1This Agreement is intended to satisfy the requirements of Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A, or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties, provided that, notwithstanding the foregoing, the Company makes no representation that amounts payable under this Agreement will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any amounts paid under this Agreement.

4.6.2Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-l(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

4.6.3Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision or any in-kind benefit be subject to liquidation or exchange for another benefit.

5.	Protection to Confidential Information; Restrictive Covenants.

5.1During the Term, the Company will share with the Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates.  In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent.  The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; provided, however, that the foregoing shall not (i) preclude the Executive from providing information to the Executive’s attorney, accountant or other independent financial or legal advisor in order for them to render professional services to the Executive, to the extent those persons expressly agree to maintain confidentiality in accordance with the above, or (ii) preclude the Executive from showing this Agreement to any prospective employers.

5.1.2To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided that the Executive shall be entitled to keep a copy or this Agreement and compensation and benefit plans to which the Executive is entitled to receive benefits thereunder.

5.2In support of the Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, (i) during the Term and for any period the Executive is employed by the Company after the Term, and (ii) for a period of one (1) year following termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, in the United States and in any non-U.S. jurisdiction where the Company may then do business:  (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or entity engaged in the business of retail flooring, countertop, cabinets or window covering sales, call center, back office, staffing or toll collection services, manufacturing of book covers and components, and such other material businesses that are acquired or entered into prior to the Executive’s termination and competitive with any business of the Company; (b) engage in such business on the Executive’s own account, and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder owning 5% or more of a public company, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company or of any of its subsidiaries to cease doing business with the Company or, if applicable, the Company subsidiaries, or to reduce the amount of business such client, customer or supplier does with the Company or its subsidiaries; or (d) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company, or who was an employee of or consultant then under contract with the Company within the six (6)-month period preceding such activity without the Company’s written consent, provided, however, that this clause (d) shall not apply (1) during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive, or (2) if the Executive engages (or cause to be engaged) any consultant then under contract with the Company so long as such engagement does not interfere with the consultant’s contractual obligations or work for the Company.

5.3If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company.  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4 will cease as of the date on which such violation first occurs.  In addition, if the Executive breaches any of the covenants contained in Sections 5.1 or 5.2, and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6The Executive agrees, and the Company agrees to instruct its directors and officers (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates and the Executive, respectively, provided that nothing herein shall prohibit either party from providing truthful testimony or information if such testimony or information is required by law or applicable regulation.

5.7For purposes of this Section 5 only, except clauses (a), (b) and (c) of Section 5.2, the term “Company” includes the Company and its subsidiaries and affiliates.

6.	Inventions and Patents.

6.1The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and non-U.S. countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship.

6.2If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.	Intellectual Property.

Following the Effective Date, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with the Executive’s work for the Company, as discussed in Section 1.1 hereof, during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, following (i) the determination by the Audit Committee of the Board, in its discretion after consultation with the Company’s auditors, of a material restatement, revision or change to the Company’s financial statements requiring a change in the calculation of EBITDA, Pre-Bonus Calculation or

Profit for any particular fiscal year of the Company, or (ii) a breach by the Executive of his fiduciary obligation owed to the Company or the commission by the Executive of an act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, the CNCG Committee may require repayment from the Executive of any excess incentive-based compensation, including but not limited to, the Annual Bonus and the Realization Bonus, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company (the “Clawback Bonus”); provided, however, that should the required repayment of the Clawback Bonus occur in a calendar year after the year the Executive originally received the Clawback Bonus, the CNCG Committee may first require repayment from the Executive the after-tax portion of the Clawback Bonus only, and the remainder of the Clawback Bonus upon the Executive’s successful claim of relief under Section 1341 of the Code. The Executive shall use the Executive’s best efforts to promptly seek a claim of relief under Section 1341 of the Code following notification from the CNCG Committee of any repayment obligations.  The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

9.	Standstill.

The Executive agrees that, from the date hereof, the Executive shall not, without the prior written consent of the Board, including the prior written consent of a majority of the independent members of the Board or the CNCG Committee, acquire, in any manner, directly or indirectly, or together with, on behalf of or for the benefit of any other party, by purchase or otherwise (or assist or consult with any party with respect to the foregoing), any shares of the Company in excess of the number of shares as held by the Executive on the date hereof (including shares to be acquired, and shares issuable upon exercise of warrants issued, pursuant to that certain Common Stock Purchase Agreement, dated on or about July 26, 2019 and excluding (i) shares of the Company that may be granted to the Executive pursuant to Section 3.1 of this Agreement and (ii) all shares underlying outstanding options as held by the Executive on the date hereof) if such acquisition would result in shares held by the Executive and the Executive’s family members (the “Executive Affiliated Shares”) to constitute an ownership percentage of greater than 45% of the Company’s equity; provided, however, that any Executive Affiliated Shares in excess of 40% of the Company’s equity shall be subject to a voting agreement pursuant to which the Executive Affiliated Shares in excess of 40% of the Company’s equity shall be voted on any matter brought for a stockholders vote in accordance with the vote of the majority of all other outstanding shares, excluding the Executive Affiliated Shares constituting 40% of the equity of the Company.

10.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

ALJ Regional Holdings, Inc.
Attn: Chair of the Compensation, Nominating and Corporate Governance Committee
244 Madison Avenue, PMB #358

New York, NY 10016

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

1460 El Camino Real, 2nd Floor

Menlo Park, CA  94025

Attn.:  Christopher M. Forrester

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

11.	Governing Law; Dispute Resolution.

11.1It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

11.2Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 5, 6 or 7 of this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 10 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

11.3Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled exclusively by final, binding and non-appealable arbitration in Wilmington, Delaware by a single arbitrator.  Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect.  Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

12.	General.

12.1JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

12.2Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.3Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

12.4Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

12.5Waiver.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver or the breach or any other term or covenant contained in this Agreement.

12.6Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	Subsidiaries and Affiliates.

13.1As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity, directly or indirectly, controlling, controlled by or under common control with the corporation or other business entity in question.

***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jess Ravich
Jess Ravich

ALJ REGIONAL HOLDINGS, INC.

By:	/s/ Brian Hartman
Name: Brian Hartman Title: Chief Financial Officer

Appendix A: Incentive Compensation

This Appendix A forms a part of the Employment Agreement, dated as of July 29, 2019, (the “Agreement”) by and between Jess Ravich (the “Executive”) and ALJ Regional Holdings, Inc. (the “Company”).  Capitalized terms used but not defined in this Appendix A shall have the meaning ascribed to them in the Agreement.

1.	Definitions.

1.1.“Bonus Threshold” shall mean $22,000,000, computed as consolidated EBITDA for the trailing twelve (12) months ended June 30, 2019 less actual Interest Expense; provided, however, that such amount shall be reduced in the event of the disposition of Phoenix or Carpets by 100% of the EBITDA for such Legacy Business for the trailing twelve (12) months prior to such disposition; and provided, further, that such amount shall be reduced in the event of the disposition of Faneuil by 50% of the EBITDA for Faneuil for the trailing twelve (12) months prior to such disposition, but in no event less than $0.

1.2.“Bonus Stepdown Amount” shall mean $52,000,000; provided, however, that should the Bonus Threshold be adjusted as provided above, the Bonus Stepdown Amount shall be concurrently adjusted to be $30,000,000 greater than the Bonus Threshold, as adjusted from time to time, but in no event less than $30,000,000.

1.3.“Interest Expense” shall mean the trailing twelve (12) months interest payments on the Company’s debt made during the applicable measuring period.

1.4.“Pre-Bonus Calculation” shall mean the amount that equals the Company’s trailing twelve month consolidated EBITDA less (i) the Interest Expense and (ii) if a sale of business is determined in accordance with GAAP to be revenue or extraordinary income, such revenue or extraordinary income, as applicable.  For the avoidance of doubt, the Pre-Bonus Calculation shall be made after incurrence of EBITDA-based bonuses for each of the Chief Executive Officers of the respective operating company subsidiaries.

1.5.“Profit” shall mean the amount that equals the gross sale price (excluding expenses of the sale) of such business less the sum of (i) the gross purchase price of such business and any subsidiaries thereof that occur after the business was acquired by the Company and (ii) any growth capital expenditures incurred after the closing of the purchase of such business.

2.Annual Bonus.  The Executive shall be entitled to an Annual Bonus equal to (i) 10% of Pre-Bonus Calculation in excess of the Bonus Threshold and up to the Bonus Stepdown Amount and (ii) 5% of Pre-Bonus Calculation in excess of the Bonus Stepdown Amount, calculated based on the Company’s fiscal year ending September 30 and paid within 100 days of such fiscal year end.  Notwithstanding the foregoing, the CNCG Committee, in its sole discretion and consistent with its fiduciary obligations, may adjust the Annual Bonus up or down by no more than 25%.

3.Realization Bonus. In connection with any sale of a business, the Executive shall be entitled to a Realization Bonus equal to (i) following a sale of Faneuil, 2.5% of the first

$25,000,000 of Profit and 5% of any Profit in excess of $25,000,000; and (ii) following a sale of any other subsidiary of the Company, whether a Legacy Business (other than Faneuil) or a New Business, 5% of the Profit.  Subject to the Executive’s continued employment with the Company as of the closing of the applicable sale of business, the Realization Bonus shall be paid to the Executive: (a) first as of the closing of the sale, in an amount that equals the Executive’s entitlement (i.e., 2.5% or 5% of Profit, as applicable) multiplied by the actual cash received by the Company as of the closing; and (b) then upon receipt by the Company of any earnouts or the relief of any sale restrictions on purchaser’s shares tendered for the sale, as applicable, any remaining portions of the Realization Bonus. Notwithstanding the foregoing, the CNCG Committee, in its sole discretion and consistent with its fiduciary obligations, may adjust the Realization Bonus up or down by no more than 25%.

Exhibit A: Incentive Compensation Examples

Example A-1

From October 1, 2019 to September 30, 2020, Faneuil has EBITDA of $15,000,000, Phoenix has EBITDA of $22,000,000, Carpets has EBITDA of $2,000,000, and ALJ/Corporate Overhead is ($2,000,000), with Interest Expense of $11,000,0001. The Executive’s Bonus Threshold for Fiscal 2020 is $22,000,000. Total EBITDA for Fiscal 2020 is $37,000,000, with Pre-Bonus Calculation of $26,000,000.  Executive shall receive an Annual Bonus for Fiscal 2020 in the amount of $400,000, calculated as follows:

(1)	10% of amount by which Pre-Bonus Calculation exceeds $22,000,000 ($26,000,000 – $22,000,000, or $400,000) plus
(2)	5% of amount by which Pre-Bonus Calculation exceeds $52,000,000 (n/a), or $0.

In this situation, Total Direct Compensation (TDC) would be $625,000, and TDC as a percentage of EBITDA would be 1.7%.  No changes occur to the Bonus Threshold or Stepdown Bonus Threshold Amount.

Example A-2

The Company purchases “New Business X” for $15,000,000 and invests $1,000,000 in growth cap ex. For the Fiscal Year ended September 30, 2020, Faneuil has EBITDA of $17,000,000, Phoenix has EBITDA of $22,000,000, Carpets has EBITDA of $2,000,000 and New Business X has EBITDA of $4,000,000. Total EBITDA for Fiscal Year ended September 30, 2020 is $43,000,000 with Pre-Bonus Calculation of $32,000,000. Executive’s Bonus Threshold shall remain unchanged at $22,000,000 (EBITDA of acquired businesses does not increase the targets). Executive shall receive an Annual Bonus for the Fiscal Year ended September 30, 2020 in the amount of $1,000,000, calculated as follows:

(1)	10% of amount by which Pre-Bonus Calculation ($32,000,000) exceeds $22,000,000 but is less than the Stepdown Bonus Threshold Amount of $52,000,000, or $1,000,000 plus
(2)	5% of amount by which Pre-Bonus Calculation exceeds the Stepdown Bonus Threshold of $52,000,000 (n/a), or $0.

In this situation, Total Direct Compensation (TDC) would be $1,225,000, and TDC as a percentage of EBITDA would be 2.8%.

Example A-3

The Company sells Faneuil with $50,000,000 in Profit. Executive is eligible to receive a one-time Realization Bonus from the sale of Faneuil, and the Bonus Threshold and the Stepdown Bonus Threshold will be reduced by 50% of the TTM EBITDA for Faneuil ($16,000,000). Thus,

[1]	In all examples, ALJ corporate overhead is assumed to be $2,000,000. Unless otherwise specified, Interest Expense is assumed to be $11,000,000.

the Bonus Threshold is reduced by $8,000,000, from $22,000,000 to $14,000,000, and the Stepdown Bonus Threshold Amount is reduced by $8,000,000, from $52,000,000 to $44,000,000.  For the Fiscal Year ended September 30, 2021, Faneuil had EBITDA prior to sale of $8,000,000, Phoenix has EBITDA of $22,000,000, Carpets has EBITDA of $2,000,000 and New Business X has EBITDA of $6,000,000. Total EBITDA for Fiscal Year ended September 30, 2021 is $36,000,000, with Pre-Bonus Calculation of $25,000,000 plus $50,000,000 in Profit.

Executive shall receive an Annual Bonus for the Fiscal Year ended September 30, 2021 in the amount of $1,100,000, calculated as follows:

(1)	10% of amount by which Pre-Bonus Calculation ($25,000,000) exceeds $14,000,000 but is less than the Stepdown Bonus Threshold, or $1,100,000 plus
(2)	5% of amount by which Pre-Bonus Calculation exceeds the Stepdown Bonus Threshold of $44,000,000 (n/a), or $0.

Executive shall also be able to receive a one-time Realization Bonus of $1,875,000, calculated as follows:

(1)	2.5% of the Profit from the sale of Faneuil up to $25,000,000, or $625,000 plus
(2)	5% of the Profit from the sale of Faneuil above $25,000,000, or $1,250,000.

In this situation, Total Direct Compensation (TDC) would be $3,200,000, and TDC as a percentage of EBITDA plus Profit would be 3.7%.

If in Fiscal 2022, the two remaining Legacy Businesses and the one New Business do the exact same EBITDA then Total EBITDA for Fiscal Year ended September 30, 2022 would be $28,000,000. If part of the Profit were used to pay down debt, such that Interest Expense for fiscal 2022 was $8,000,000 instead of $11,000,000, Pre-Bonus Calculation for Fiscal 2022 would be $20,000,000, and Executive would receive an Annual Bonus of $600,000 as follows:

(1)	10% of amount by which Pre-Bonus Calculation ($20,000,000) exceeds $14,000,000 but is less than the Stepdown Bonus Threshold, or $600,000 plus
(2)	5% of amount by which Pre-Bonus Calculation exceeds the Stepdown Bonus Threshold of $44,000,000 (n/a), or $0.

In this situation, Total Direct Compensation (TDC) would be $825,000, and TDC as a percentage of EBITDA would be 2.9%.

Example A-4

On September 30, 2022, the Company sells New Business X for $22,000,000 with Profit of $6,000,000. The Bonus Threshold remains $14,000,000 and the Stepdown Bonus Threshold Amount remains $44,000,000.

For the year ended September 30, 2022, Phoenix has EBITDA of $22,000,000, Carpets has EBITDA of $2,000,000 and New Business X has EBITDA of $7,000,000. Total EBITDA for Fiscal Year ended September 30, 2022 is $29,000,000. If Interest Expense remains constant at

$8,000,000, Pre-Bonus Calculation would be $21,000,000 plus $6,000,000 in Profit. Executive shall receive an Annual Bonus for the Fiscal Year ended September 30, 2022 in the amount of $700,000, as follows:

(1)	10% of amount by which Pre-Bonus Calculation ($21,000,000) exceeds $14,000,000 but is less than the Stepdown Bonus Threshold ($44,000,000), or $700,000, plus
(2)	5% of amount by which Pre-Bonus Calculation exceeds the Stepdown Bonus Threshold of $44,000,000 (n/a), or $0.

Executive shall also be able to receive a one-time Realization Bonus of $300,000, calculated as follows:

(3)	5% of the Profit, or $300,000.

In this situation, Total Direct Compensation (TDC) would be $1,225,000 and TDC as a percentage of EBITDA plus Profit would be 3.5%.